EXHIBIT 10.30

LICENSE AGREEMENT

THIS LICENSE AGREEMENT, entered into as of March      , 2000, is made between Sinclair Broadcast Group, Inc., a Maryland corporation (“Licensor”), and Acrodyne Industries, Inc., a                   corporation (“Licensee”).

Explanatory Statement

Licensor wishes to license the use of the Technical Information (as hereafter defined) to Licensee and Licensee wishes to license the Technical Information from Licensor, upon the terms and conditions set forth in this Agreement.  The parties have entered into other agreements more fully set forth below.

NOW, THEREFORE, the parties hereto represent, warrant, covenant and agree as follows:

Article 1 - Definitions

As used in this Agreement:

“Licensee Improvements” shall mean any technical information or know-how developed by Licensee after the date of the initial transfer of the Technical Information but before the end of the term of this Agreement, relating to the Technical Information.

“Licensor Improvements” shall mean any technical information or know-how developed by Licensor after the date of the initial transfer of the Technical Information but before the end of the term of this Agreement, relating to the Technical Information.

“Net Sales Revenue” shall mean gross sales revenue less any taxes, returns, allowances, quantity discounts, freight, and insurance when the same are actually paid or allowed.

“Products” shall mean the “Quantum Line” of UHF IOT-based, high power, digital and analog transmitters.

“Technical Information” shall mean all technical information and know-how heretofore developed and/or property  owned by Licensor relating to the Products, including, without limitation, design technology and manufacturing technology.  In addition, Licensee Improvements and Licensor Improvements shall constitute Technical Information.

Article 2 - Grant of License

2.1.          Licensor hereby grants to Licensee, and Licensee hereby accepts from Licensor, a worldwide, exclusive, nonassignable, nonsublicensable, exclusive license (the “License”) to use the Technical Information to incorporate in, make, manufacture, and sell, the Products.

Article 3 - Delivery of Technical Information

3.1.          Licensor agrees to make available to Licensee the Technical Information as set forth below.

3.2.          Licensor shall furnish to Licensee on an as available basis copies of all documents with respect to the Technical Information that are now or are in the future in Licensor’s possession and that are material to the use of the Technical Information by Licensee pursuant to this Agreement.

3.3.          During the term of this Agreement, Licensor shall make available appropriate personnel then employed by Licensor or its subsidiaries or affiliates to answer inquiries from Licensee about the Technical Information (other than Licensee Improvements).

Article 4 - Improvements

4.1.          During the term of this Agreement, Licensor shall promptly provide Licensee with copies of all documentation (as described in Section 3.2 above) with respect to any Licensor Improvements, but all Licensor Improvements shall remain the property of Licensor.

4.2.          During the term of this Agreement, Licensee shall promptly provide Licensor with copies of all documentation with respect to any Licensee Improvements.  Licensee hereby assigns to Licensor all of Licensee’s right, title and interest in and to all Licensee Improvements, other than the License to use any such Licensee Improvements, pursuant to the License granted hereby.

Article 5 - Royalty

5.1.          During each of the first 5 years of this License, Licensee shall pay Licensor an annual royalty of $300,000.  Following the 5th year of this License, Licensee shall pay Licensor an annual royalty equal to 1.0 percent of the gross revenues realized by Licensee attributable to Licensee’s use of the Technical Information, including (without limitation) from sales of the Product or any other product using the Technical Information.  All annual royalties shall be paid within 30 days following the last day of the year to which such royalty relates.

Article 6 - Confidentiality

6.1.          Except as otherwise provided in Section 6.2, beginning with the date of this Agreement and in perpetuity thereafter, Licensee agrees to maintain in confidence all Technical Information previously received or hereafter received by Licensee, and Licensee agrees not to disclose such Technical Information to third parties. During the term of this Agreement Licensor shall not disclose, sell or license any or all Technical Information to any third parties to the extent any such action would adversely impact the License granted hereby or the exclusive nature thereof.

6.2.          Nothing in this Agreement shall limit in any way (i) disclosure of Technical Information required by a court, administrative agency or pursuant to any legal requirement, or (ii) disclosure of Technical Information that is necessary to prevent danger to the public.

6.3.          Nothing in this Agreement shall limit Licensee’s disclosure with respect to Technical Information:

6.3.1.  which, as of the effective date of this Agreement is part of the public domain;

6.3.2.  which subsequently becomes part of the public domain through no fault of the receiving party;

6.3.3.  which Licensee can show was in its possession prior to the date of this Agreement, as evidenced by written records kept in the ordinary course of business or by the proof of actual use prior to the date of this Agreement, and which Technical Information had not been wrongfully acquired, directly or indirectly, from Licensor (provided, however, that the foregoing provisions of this Section 6.3.3 shall not apply to or permit disclosure of any Technical Information provided prior to the date of this Agreement to Licensee or any of its affiliates by Licensor or any of Licensor’s subsidiaries or affiliates); or

6.3.4. which is subsequently disclosed to Licensee by a third party not in violation of any right of, or obligation to, Licensor or any subsidiary or affiliate thereof.

6.4.          Press Release.  The parties hereto shall cooperate in issuing a press release publicly announcing the entering into of this Agreement.

6.5.          This Article 6 shall survive the expiration or other termination of this Agreement.

Article 7 - Indemnity

7.1.          To the fullest extent permitted by law, Licensee shall indemnify, defend and hold harmless Licensor and Licensor’s directors, officers, employees, and agents and their respective successors, legal representatives, heirs and assigns (collectively the “Licensor Indemnitees”), against any liability, damage, loss, or expense (including, without limitation, reasonable attorneys’ fees and expenses of litigation) (all of the foregoing collectively, “Liability and Expense”), incurred by or imposed upon the Licensor Indemnitees or any one or more of them in connection with, any: (i) claims, suits, actions, demands, or judgments arising out of any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) concerning any Product made, used or sold by the Licensee or (ii) any breach or threatened breach by Licensee of this Agreement.

7.2.          To the fullest extent permitted by law, Licensor shall indemnify, defend and hold harmless the Licensee and its directors, officers, employees, and agents and their respective successors, legal representatives, heirs and assigns (the “Licensee Indemnitees”), against any Liability, incurred by or imposed upon the Licensee Indemnitees or any one or more of them, in connection with any breach or threatened breach by Licensor of this Agreement.

7.3.          The indemnifying party agrees, at its own expense, to provide attorneys reasonably acceptable to the indemnified party to defend against any actions brought or filed against the indemnified party with respect to the subject of indemnity contained in clause (i) of Section 7.1, whether or not such actions are rightfully brought.  The indemnifying party hereunder will not settle such actions without the mutual consent of Licensor and Licensee.

7.4.          THE PARTIES ACKNOWLEDGE THAT THE TECHNICAL INFORMATION MAY HAVE DEFECTS.  NEITHER OF THE PARTIES MAKES ANY WARRANTIES, EXPRESS OR IMPLIED, AS TO  THE TECHNICAL INFORMATION OR AS TO ANY INVENTION OR PRODUCT CONCEIVED, DISCOVERED, LICENSED, DEVELOPED OR SOLD IN CONNECTION WITH THE TECHNICAL INFORMATION  OR THIS AGREEMENT, OR AS TO THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE TECHNICAL INFORMATION OR ANY SUCH INVENTION OR PRODUCT.  NEITHER PARTY SHALL BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL OR OTHER DAMAGES SUFFERED BY THE OTHER PARTY IN CONNECTION WITH OR RESULTING FROM THE TECHNICAL INFORMATION OR ANY SUCH INVENTION OR PRODUCT.

7.5.          This Article 7 shall survive the expiration or other termination of this Agreement.

Article 8 - Insurance

8.1.          Beginning no later than the time that any Products are distributed or sold by the Licensee, the Licensee shall, at its sole cost and expense, procure and maintain comprehensive general liability insurance from an insurance company agreeable to Licensor in Licensor’s reasonable discretion in amounts not less than One Million Dollars ($1,000,000) per incident and Ten Million Dollars ($10,000,000) annual aggregate and naming the Licensor Indemnitees as additional insureds.  Such comprehensive general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for the Licensee’s indemnification under clause (i) of Section 7.1 above and (iii) a provision that the insurer will provide Licensor with written notice at least fifteen (15) days prior to the cancellation, nonrenewal or material change of such insurance.  The amount of any deductibles must be reasonably acceptable to Licensor.  The minimum amounts of insurance coverage required under this Section 8 shall not be construed to create a limit of Licensee’s liability with respect to its indemnification obligations under Section 7.1 above.

8.2.          Licensee shall provide Licensor with written evidence of such insurance upon request of Licensor. Licensee shall provide Licensor with written notice at least fifteen (15) days prior to the cancellation, nonrenewal, or material change in such insurance; if the Licensee does not obtain replacement insurance providing comparable coverage within such fifteen (15) day period, in addition to any other rights or remedies Licensor may have at law or in equity, the Licensor shall have the right to terminate this Agreement effective at the end of such fifteen (15)-day period without notice or any additional waiting periods.

8.3.          Licensee shall maintain such comprehensive general liability insurance during (i) the period that any Products are being distributed or sold by Licensee and (ii) a reasonable period after the period referred to in clause (i) of this Section 8.3, which in no event shall be less than fifteen (15) years.

8.4.          This Article 8 shall survive the expiration or other termination of this Agreement.

Article 9 - Representations

9.1.          Licensee represents that it will not manufacture, distribute or sell any of the Products without first making every reasonable good faith effort to ensure that such Products are safe and effective for their intended purpose or for any other reasonably anticipated purpose for which such Products might be reasonably utilized.

9.2.          Licensee represents that it will not use the name or names of Licensor or any subsidiary or affiliate of Licensor or of any employee of Licensor or any such subsidiary or affiliate or any adaptation of any of the foregoing, in any advertising, promotional, or in any funding document related to the Products, on any Products, or generally with respect to any matter arising out of this Agreement, without prior written consent of Licensor.

9.3.          Licensee hereby acknowledges that it is not authorized to make any representations or warranties of any nature to any third party on behalf of the Licensor.

9.4.          This Article 9 shall survive the expiration or other termination of this Agreement.

Article 10 - Expiration, Termination and Survival, Purchase Option

10.1.            Except as provided otherwise in this Agreement, the term of this Agreement shall commence on the date of this Agreement set forth above and shall expire and terminate on the 10 year anniversary thereof (the “Termination Date”), unless terminated earlier pursuant to this Article 10 or pursuant to any other provision of this Agreement permitting such earlier termination.

10.2.            In the event that any party hereto breaches this Agreement and fails to cure such breach within thirty (30) days after notice thereof, the nonbreaching party shall be entitled to terminate this Agreement upon written notice of such termination.

10.3             The Licensee shall have the right to terminate this Agreement by written notice given to Licensor during the 30 day period commencing on the first anniversary of the date of this Agreement, if prior to the delivery of such notice Licensor has not furnished Licensee with sufficient documentation relating to the Technical Information to allow Licensee to manufacture the Products.

10.4.            Upon the expiration or other termination of this Agreement, Licensee shall cease its use of the Technical Information as of the effective date of such expiration or termination; provided, Licensee shall continue to have a license following the termination of the License solely for the purpose of providing technical support services with respect to Products sold during the term of the License.

10.5.            The rights of the terminating party shall not be prejudiced by its termination of this Agreement.

10.6.            In the event that Licensee shall become insolvent, shall make an assignment for the benefit of creditors, or shall have a petition of bankruptcy filed by or against it, which petition is not vacated or otherwise removed within thirty (30) days after the filing thereof, Licensor shall have the right, to the extent permitted by law, to terminate this Agreement by giving the Licensee written notice of such termination.

10.7.            In the event that Licensor justly terminates this Agreement or upon the expiration of this Agreement, the Licensee shall promptly return to Licensor all documents and other materials relating to the Technical Information; provided, that if Licensee has duly exercised the purchase option set forth in Section 10.8 below, Licensee shall be permitted to retain such documents and other materials in connection with its ownership of the Technical Information.

10.8.            Licensee shall have the option, exercisable by providing Licensor with written notice thereof during the 90-day period immediately preceding the Termination Date, to purchase the Technical Information on the Termination Date by making a payment to Licensor on the Termination Date in an amount equal to the product obtained by multiplying  (a) two (2) times (b) the amount of aggregate royalties due pursuant to Section 5.1 hereof with respect to years six through ten of the License (which amount shall be in addition to the obligation to pay such royalties).

10.9.            This Article 10 and the remaining Articles of this Agreement shall survive the expiration or other termination of the Agreement.

Article 11 - Nonassignment and Inurement

This Agreement is personal in character, and Licensee shall not be permitted to assign, sell, transfer, or encumber this Agreement or the interest therein, or permit any other arrangement having similar effect, by operation of law or otherwise, without the express written consent of the Licensor, which consent may be withheld in Licensor’s sole discretion.  Licensor may assign this Agreement to any of its subsidiaries or affiliates or to any other entity or person without the consent of Licensee. Any such assignment by Licensor shall relieve Licensor of its obligations and liabilities hereunder.

Article 12 - Arbitration

12.1.            All disputes and differences arising from this Agreement or from agreements regarding its performances shall be exclusively and finally settled by binding arbitration in Baltimore, Maryland according to the Commercial Arbitration rules (“CAR”) of the American Arbitration Association by three (3) arbitrators appointed in accordance with CAR.  The arbitrators shall not have the power to arbitrate any issue of patent validity or patent infringement.  Unless prohibited or restricted by law, each party agrees to provide to the arbitrators and to the other party such documents, other evidence, or witness testimony as may reasonably be requested by the other party and as are relevant to the issues being arbitrated.  Such request shall be subject to a strict confidentiality agreement and shall not affect time limits provided for in the CAR and/or in this Agreement.

12.2.            The arbitral award and the determinations and decisions of the arbitrators shall be substantiated in writing.  The arbitral tribunal shall decide on the matter of costs of the arbitration and which of the parties shall bear the costs or in what proportions the costs shall be borne by the parties.

12.3.            The arbitral award shall be final and biding and no appeal shall lie therefrom.

12.4.            Judgment on the award or any order, final or interim, ordered by the arbitrators may be entered, registered, or filed for enforcement purposes in any court having jurisdiction thereof.

Article 13 - Notices

13.1             All notices, requests, consents, payments, demands, and other communications required or contemplated under this Agreement shall be in writing and (a) personally delivered or sent via telecopy (receipt confirmed and followed promptly by delivery of the original), or (b) sent by Federal Express or other reputable overnight delivery service (for next business day delivery), shipping prepaid, as follows:

If to Licensor to:

Mr. David Smith

President

Sinclair Broadcast Group, Inc.

10706 Beaver Dam Road

Cockeysville, MD 21030

Telephone:  (410) 568-1506

Fax:  (410) 568-1533

With a copy to:

Sinclair Broadcast Group, Inc.

10706 Beaver Dam Road

Cockeysville, MD 21030

Attention:  General Counsel

Telephone:  (410) 568-1524

Fax:  (410) 568-1537

If to Licensee to:

Mr. Robert A. Manuso

President

Acrodyne Industries, Inc.

516 Township Line Road

Blue Bell, Pennsylvania 19422

Telephone:  (215) 542-7000

Fax:  (215) 540-5837

or to such other party or addresses as any party may request by notice given as aforesaid.  Notices shall be deemed given and received at the time of personal delivery or completed telecopying, or, if sent by Federal Express or such other overnight delivery service one business day after such sending.

Article 14 - Illegality and Unenforceability

In the event a term or condition of this Agreement is found by a competent court or arbitration tribunal to be invalid or unenforceable, the parties hereto shall use their reasonable good faith efforts to preserve the intent of  this Agreement by substituting a reasonably comparable term or condition for the benefit of the part to whose advantage the invalid or unenforceable condition operated or was intended to operate.

Article 15 - Entire Agreement

This Agreement contains the complete and exclusive agreement of the parties hereto with respect to its subject matter and supersedes all prior understandings and representations (oral or written) between the parties with respect to its subject matter.  Neither this Agreement nor any subsequent agreement amending, supplementing, or terminating this Agreement shall be binding on the parties unless and until it has been signed by duly authorized representatives of the parties hereto.

Article 16 - No Waiver

The failure of any party to enforce at any time any provision of this Agreement, or any right with respect thereto, or exercise any election herein provided, shall in no way be considered to be a waiver of such provision, right or election, or to in any way affect the validity of this Agreement.  The exercise by any party or any right or election under the terms or covenants herein contained shall not preclude or prejudice any party from exercising the same or any other right it may have under this Agreement, irrespective of any previous action or proceeding taken by the parties hereunder.

Article 17 - Time

Time is of the essence of this Agreement.

Article 18 - Captions

All captions are for convenience of reference only, do not form a part of this Agreement, and shall not affect in any way the meaning or interpretation of this Agreement.

Article 19 - Governing Law

This Agreement shall be interpreted in accordance with, and governed by, the laws of the State of Maryland.

Article 20 - Guaranty

At Licensor’s option, this Agreement shall not be binding on Licensor unless and until the Guaranty following this Agreement is executed by Acrodyne Communications, Inc. and delivered to Licensor.

IN WITNESS WHEREOF, this Agreement has been executed by the respective duly authorized officers or agents for parties hereto as of the day and year first above written.

Licensor:

SINCLAIR BROADCAST GROUP, INC.

By:	/s/ Patrick J. Talamantes
Name:	Patrick J. Talamantes
Title:	CFO

Licensee:

ACRODYNE INDUSTRIES, INC.

By:	/s/ A. Robert Mancuso
Name:	A. Robert Mancuso
Title:	President

GUARANTY

FOR THE CONSIDERATION OF $1.00 AND OTHER VALUE RECEIVED, Acrodyne Communications, Inc., a Delaware corporation (the “Guarantor”), hereby unconditionally guarantees to Sinclair Broadcast Group, Inc., the performance by Acrodyne Industries, Inc. of all of its obligations and liabilities under the foregoing License Agreement.  The Guarantor hereby waives notice of any acceptance of or reliance on this Guaranty by Sinclair Broadcast Group, Inc.

Guarantor:

ACRODYNE COMMUNICATIONS, INC.

By:	/s/ A. Robert Mancuso
Name:	A. Robert Mancuso
Title:	President